Exhibit 16.1

April 9, 2021

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:     Color Star Technology Co., Ltd.

File Number: 333-226308

Commissioners:

We have read the statements of the Report of Foreign Private Issuer on Form 6-K of Color Star Technology Co., Ltd. to be filed with the Securities and Exchange Commission on April 13, 2021. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Yours sincerely,

/s/ WeiWei & Co., LLP